EXHIBIT 99.1

IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673*120/ jmcguire@aatk.com

American Access Technologies Reports

Preliminary Second Quarter Sales

Sales Increase 18% over 2nd Quarter 2002

First Half 2003 Sales up 14% over 2002

Keystone Heights, FL – July 11, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today announced that the preliminary unaudited sales for the quarter ended June 30, 2003 approximated $1,186,000, an increase of 18% over the sales of the quarter ended June 30, 2002 of $1,004,871.

For the six months ended June 30, 2003 preliminary sales of $2,687,000 exceeded sales for the six month ended June 30, 2002, $2,352,386, by 14%.

Joe McGuire, Chief Financial Officer, said “Our 6-month 2003 preliminary sales of $2,687,000 put us on a sales pace ahead of the prior 5 years. We continue to pursue our goal of profitability and sustained earnings growth in 2003 and beyond and to mark 2003 as the best year in our history. Two major milestones were achieved this quarter - our signing a 5 year marketing and manufacturing agreement with Chatsworth Products, Inc. and the filing of a Schedule 13-G by an Institutional Investor announcing the acquisition of over 5% of our stock. All of our sales management’s time was spent working with our Chatsworth partners educating the industry about the benefits of our new alliance as well as coordinating our joint efforts in the field. Every indicator leads us to anticipate a great second half of 2003, including business already received from our alliance with Chatsworth and activity in our other lines of business.”

The Company’s complete 10-QSB quarterly report will be released in approximately 3 to 4 weeks and the preliminary first quarter sales results are subject to revision.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future events, conditions and financial trends. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties including general economic conditions as well as those listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.